UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Sky Century Investment, Inc.

(Exact name of registrant as specified in its charter)

State of Nevada	45-5243254
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 Emerald Vista Way #233, Las Vegas, NV	89144
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: + 1 (205) 23 877 35

Securities to be registered pursuant to Section 12(b) of the Act:	None

Securities to be registered pursuant to Section 12(g) of the Act:	Common Stock, $0.001 Par Value
Preferred Stock, $0.001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form 10-12G (the “Amendment”) of Sky Century Investment, Inc. is filed in response to the SEC's comment letter dated February 10, 2024. It amends the original Form 10-12G of Sky Century Investment, Inc., which was filed with the U.S. Securities and Exchange Commission on January 14, 2025. The Amendment updates all relevant items, including revised disclosures, and incorporates the financial statements for the quarter ended November 30, 2024.

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ITEM 1. DESCRIPTION OF BUSINESS

Some of the statements contained in this Amendment on Form 10 of Sky Century Investment, Inc. (hereinafter the “Company”, “we” or “our”) discuss future expectations, contain projections of our plan of operation or financial condition or state other forward-looking information. In this Amendment, forward-looking statements are generally identified by the words such as “anticipate”, “plan”, “believe”, “expect”, “estimate”, and the like. Forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results or plans to differ materially from those expressed or implied. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. A reader, whether investing in the Company’s securities or not, should not place undue reliance on these forward-looking statements, which apply only as of the date of this Amendment. Important factors that may cause actual results to differ from projections include, for example:

•the success or failure of Management’s efforts to implement the Company’s plan of operation;

•the ability of the Company to fund its operating expenses;

•the ability of the Company to compete with other companies that have a similar plan of operation;

•the effect of changing economic conditions impacting our plan of operation;

•the ability of the Company to meet the other risks as may be described in future filings with the SEC.

General Background of the Company

The Company was incorporated in the state of Nevada as Band Rep Management, Inc., a for-profit entity on May 4, 2012. The Company was renamed to the Sky Century Investment, Inc. on December 15, 2015. On February 29, 2020, Sky Century Investment, Inc. acquired the complete proprietorship of Cannabis News LLC, a business situated at 30 N Gould St, Ste R, Sheridan, WY 82801, USA. The Company owns Cannabis News LLC along with the Cannabis News application with Mr. Alimzhanov personally funded software development expenses. In compliance with the Asset Purchase Agreement dated February 29, 2020, the entire ownership (100%) of Cannabis News LLC, the Wyoming limited liability company, with the Cannabis News application along with all the certified access codes and licenses, exclusively owned by Cannabis News LLC, was transferred to Sky Century Investment, Inc. A Promissory Note was issued to Cannabis News LLC for the total purchase price of $198,000, and it was fully repaid.

Sky Century Investment, Inc. is currently operating four primary business lines, with the majority of profits generated from two key sectors: IT Services, consisting of Technical Support and Server Leasing, and the sale of RSS feeds and Podcasts. The Company’s Cannabis News application is not commercially viable at this stage, and the Company`s marketing efforts have yet to yield any revenue.

The first primary business line of the Sky Century Investment, Inc. is IT Services. This segment primarily involves: 1) Technical Support: The Company provides to clients ongoing technical support, including maintenance, troubleshooting, and system upgrades, minimizing downtime and optimizing operational efficiency for clients; 2) Server Leasing: the Company offers leased high-performance servers to clients, enabling them to scale operations without significant upfront capital investment. The Company utilizes a server for subleasing purposes, which operates independently without requiring additional support.

The Company continues to expand its IT service offerings as there is a growing demand for cloud solutions, data management and network infrastructure. This business is an integral part of the Company's overall strategy and complements its other operations, seeking to support other operations and contribute to the stability and diversification of revenue streams.

The Company serves both businesses and individual clients seeking IT infrastructure solutions. The structure of agreements with customers varies based on the specific services provided: server leasing contracts involve fixed-term rental agreements with recurring fees, while technical support services may be structured as either bundled with leasing contracts or offered separately on a subscription or pay-as-you-go basis. As of November 30, 2023 and 2024, IT Services business segment accounted for 45% and 0% of the Company’s total revenue, respectively.

The secondary major business of Sky Century Investment, Inc. is marketing. Sky Century Investment, Inc. employs different techniques and methodologies to optimize online visibility, engage target audiences, and drive meaningful interactions. One method is Search Engine Optimization (SEO), to enhance online visibility and improve search engine rankings for its clients. Through examination of performance metrics and user behavior, the Company furnishes clients with insightful reports illuminating strengths, weaknesses, and areas ripe for optimization. The Company crafts visually appealing and functionally optimized websites mirroring clients' values and ambitions, providing users with seamless and captivating online experiences. This segment does not contribute to the Company's total revenue. The marketing division provides services such as internet marketing and a podcast directory, which are not generating revenue at this time.

Sky Century Investment, Inc. possesses ownership of the Cannabis News application, that is one of the Company’s business lines. Cannabis News is a mobile application designed to aggregate and synthesize cannabis-related news from diverse sources, subsequently delivering this compiled information to users in a convenient way. The Cannabis News application functions as a platform enabling users to access a wide range of news content concerning cannabis, thoroughly gathered from diverse online sources.

The Cannabis News is a news source focused on cannabis-related information, offering various features such as continuous monitoring and filtering of cannabis news and breakthroughs. It ensures users are informed of developments in a timely manner by consolidating data from numerous sources, delivering a comprehensive and current knowledge base. Presented by Sky Century Investment, Inc. the application's primary feature is its ability to compile and distribute cannabis industry news from diverse sources. These sources need not be exclusively cannabis-focused platforms; the application adeptly locates cannabis-related articles from general news outlets. With each page refresh, users are greeted with real-time updates to their news feed.

The Cannabis News application's functionality features are customizable filters and settings, enabling users to receive news updates based on their subscriptions. It ensures users focus solely on essential content, preventing information overload. Creating a personalized news feed is a straightforward process: users select preferred news sources and incorporate them into their curated list. With broad coverage and a comprehensive approach, Cannabis News is a valuable solution for those deeply involved in the cannabis industry, individuals seeking pertinent information from diverse sources. The application is compatible with both Apple and Android platforms, catering to a wide user demographic. The Cannabis News application is flexible to accommodate changing user needs. It is relevant for cannabis investors using the app to track industry trends and allocate funds wisely. The primary focus of the Cannabis News application is to enhance brand awareness, building a loyal user base within the cannabis industry, and as of now, it does not generate revenue.

Another aspect of the Company's business operations represents the selling of RSS feeds and Podcasts. Sky Century Investment, Inc. sells RSS feeds of cannabis news to news organizations, websites, and other businesses. The Company's RSS feed sales offering includes a variety of cannabis-related news feeds, including breaking news, market analysis, and industry trends. The Company is committed to expanding its RSS feed sales offering to include a wider range of cannabis-related topics, as well as offering customizable feed options that allow businesses to select the news topics that are most relevant to their audience. The Company also generates revenue by selling access to Podcasts that explore various aspects of the cannabis industry. These podcasts feature discussions, interviews with industry leaders, expert insights, and analyses of key trends and events. Customers can access these podcasts through provided links and utilize the information independently. As of November 30, 2023 and 2024, the segment of selling of RSS feeds and Podcasts accounted for 55% and 0% of the Company’s total revenue, respectively.

Business Objectives of the Company

Sky Century Investment, Inc. is committed to the following key business objectives by driving growth, innovation, and customer satisfaction:

Expanded Online Services: We plan to expand the range of online services to cater to the diverse needs of our clientele. These services include:

-Marketing Services: The Company is committed to expanding its marketing services to include a wider range of digital marketing channels, such as social media marketing, content marketing and web design.

We will provide comprehensive assistance in crafting effective digital marketing strategies, enhancing online visibility, and optimizing search engine performance. Sky Century Investment, Inc. plans to offer web design services to businesses of all sizes. The Company's team of experienced web designers will create visually appealing and user-friendly websites that are optimized for search engines.

-SEO Services: The Company intends to expand its SEO services by enhancing client acquisition and retention through the introduction of advanced techniques, including local SEO, mobile optimization, and voice search optimization, to meet the evolving needs of clients across various industries. The Company will focus on delivering measurable results through ROI-driven SEO campaigns, aimed at providing clients with tangible improvements in organic search performance and a clear return on investment. The Company plans to offer international SEO services to clients pursuing global market expansion, incorporating multi-lingual and geo-targeted strategies that align with local search behaviors and comply with regional requirements.

-Analytics and Reporting: We are committed to equipping our clients with data-driven insights. Our services will include analytics and reporting to inform strategic decision-making.

-Web Design and Email Marketing: With a focus on user-centric design, we will offer web design services that captivate visitors and foster engagement. Additionally, our email marketing strategies will enable effective communication and customer retention.

-IT Services: Recognizing the growing importance of IT in business operations, we are expanding our services to encompass IT solutions that empower organizations to harness technology efficiently. The Company plans to offer a comprehensive suite of IT solutions designed to address the diverse needs of clients, including IT consulting, to help businesses develop tailored technology strategies; IT support, providing ongoing assistance and troubleshooting to ensure smooth operations; and network security, to protect businesses from evolving cyber threats and ensure the integrity of their data and systems. These services are intended to empower organizations to maximize their technological capabilities while minimizing operational risks.

App Enhancement and Feature Implementation: We are committed to refining our existing application, leveraging the latest technological advancements to deliver an improved user experience. Concurrently, we will introduce new and innovative features to the app, ensuring that it remains at the forefront of industry trends and user expectations.

App Scaling: Our strategic roadmap includes scaling our application to accommodate a larger user base. This entails optimizing infrastructure, enhancing server capacity, and fine-tuning the app's performance to ensure seamless usage, even as our user community grows.

RSS Feeds: The Company plans to expand and optimize its existing RSS feed offerings by broadening the range of sources and content provided. This expansion will include the introduction of new, relevant feeds to better serve the needs of its audience. The Company intends to update and replace some of its current RSS feeds to ensure they remain accurate, timely, and aligned with evolving industry trends. This initiative aims to enhance the value of the RSS feed service and improve user engagement by delivering more diverse and up-to-date content.

The Company is currently in the early stages of development of its Marketing and IT services offerings. The Company expects to enhance and expand these services by the end of 2025.

The Company's sole employee, Nataliia Petranetska, is currently responsible for developing and managing all of the Company's business operations, including the development of future projects. However, the Company may hire employees or expand the Board in the future to help with the development of future projects.

Competition

Sky Century Investment, Inc. is involved in operations and development across several diverse sectors. Each sector is characterized by its unique competitive landscape. The Company systematically faces competition from a diverse array of entities. Our commitment to excellence and innovation enables us to navigate these challenges and leverage them as opportunities for growth. Our competition can be categorized into the following segments:

IT Services: In the realm of IT solutions, Sky Century Investment, Inc encounters competition from both specialized IT service providers and technology giants. These competitors offer services spanning software development, cybersecurity, cloud solutions, and more. By continuously innovating our IT services and adopting the latest technological advancements, we aim to distinguish ourselves as a reliable partner for businesses seeking tailored IT solutions that align with their strategic objectives.

Marketing Services: Within the sphere of marketing strategy and consulting, Sky Century Investment, Inc faces competition from agencies and consultancies that offer a wide range of services, including digital marketing, branding, and market research. Our commitment to delivering comprehensive, data-driven strategies tailored to our clients' specific needs positions us to stand out in this competitive landscape. Furthermore, our integrated approach that combines technology and creativity sets us apart as an innovative marketing partner.

RSS Feed Services: In the domain of RSS feed services, the competition of the Sky Century Investment, Inc includes entities providing general and niche content syndication. Our focus on delivering curated, insightful, and industry-specific RSS feeds about the cannabis sector gives us a unique competitive edge. By consistently offering high-quality content that informs and educates our audience, we aim to position ourselves as a preferred source for specialized information.

Cannabis Industry: Within the cannabis sector, Sky Century Investment, Inc competes with a range of companies involved in various aspects of Cannabis industry. These include established players and emerging startups, each with their unique value propositions and market presence. As the demand for reliable information and specialized services within the cannabis industry increases.

Employees

As of the date of this Amendment, our team comprises a single employee, Nataliia Petranetska, who assumes the roles of President, Treasurer and Director as per the stipulations outlined within the Employment Agreement as of July 30, 2020.

ITEM 1A. RISK FACTORS

Forward-Looking Statements

This Amendment on Form 10 contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, the market in which we operate, our beliefs and our management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf. Words such as “expects”, “anticipates”, “targets”, “goals”, “projects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict or assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements.

Any investment in our shares of common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this annual report before you decide to invest in our common stock. Each of the following risks may materially and adversely affect our business objective, plan of operation and financial condition. These risks may cause the price of our common stock to decline, which may cause you to lose all or a part of the money you invested in our common stock. We provide the following cautionary discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business plan. In addition to other information included in this annual report, the following factors should be considered in evaluating the Company’s business and future prospects.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the years ended August 31, 2024 and 2023, were prepared using the assumption that we will continue our operations as a going concern. Our independent auditor in their audit report have expressed substantial doubt about our ability to continue operations due to as of August 31, 2024 and 2023, the Company has incurred significant losses and has an accumulated deficit of approximately $805,466 and $732,546, respectively, with insufficient cash to cover its operational and administrative expenses for the next twelve months. Our ability to continue operations depends on raising sufficient capital and opening a corporate bank account, which has been identified as a “significantly material and unusual” issue in the audit report. As a result of this uncertainty, our financial statements do not include adjustments that might arise from the outcome of these issues. If we are unable to resolve these challenges, we may not be able to continue operations in the future as a going concern. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in the Company’s shares of common stock.

Intense competition in the industry may impact our business operations.

We operate in a global, competitive marketplace and face substantial competition from a limited number of established competitors, some of which may have greater financial resources than we do. Price competition is strong and, coupled with the existence of a number of cost conscious customers, has historically limited our ability to increase prices. In addition to price, competition is based on product performance and technological leadership, quality, reliability of delivery and customer service and support. There can be no assurance that competition in one or more of our markets will not adversely affect us and our results of operations.

Failure to predict and react to customer demand for new products and services could adversely affect our business.

We have dedicated significant resources to the development, manufacturing and marketing of our products and services. There can be no assurance that any new products and services that we develop will gain widespread acceptance in the marketplace or will be able to compete successfully with other new products or services that may be introduced by competitors. In addition, we may incur additional warranty or other costs as new products are tested and used by customers.

Operating in multiple focus areas introduces operational complexity that may reduce efficiency, effectiveness, and overall performance.

Each area of activities may have unique operational requirements, customer needs, and industry dynamics, which could strain management's ability to effectively oversee all aspects, potentially leading to inefficiencies, misaligned strategies, and communication breakdowns. Serving multiple customer segments with differing needs can be challenging. The Company needs to ensure consistent quality and customer satisfaction across all segments, which might necessitate tailored strategies for each group. Allocating resources - such as finances, human resources, and technology - across different activities requires careful consideration. A lack of clear prioritization could lead to suboptimal resource allocation and reduced performance in one or more areas. Different activities could have varying financial cycles, revenue recognition methods, and cash flow patterns. Managing financial reporting, budgeting, and forecasting across these diverse areas might be more intricate.

Workforce limitations and challenges in talent acquisition.

The Company faces an operational risk due to its dependence on the skills and expertise of a single employee. In the event of the unavailability or inability of this key individual to perform their duties, the organization may experience disruptions that could impede ongoing operations. Moreover, the limited workforce poses challenges in developing effective strategies for talent acquisition and retention, potentially hindering the Company's ability to adapt to market changes and sustain growth. To address these risks, it is crucial for the Company to diversify its talent pool, implement succession planning, and invest in initiatives aimed at attracting and retaining skilled professionals. Proactive measures, such as cross-training initiatives, can further reduce dependency on any single individual, enhancing organizational resilience and agility in a competitive business environment.

The limited availability of our sole officer and director may adversely affect business operations.

Mrs. Petranetska, our sole employee, currently dedicates around 40 hours per week to manage our operations. Although she presently manages our affairs effectively, there exists the possibility that increased demands from other commitments may limit her availability to oversee our business adequately. In the event of high demand, if Mrs. Petranetska is unable to manage the workload, the Company plans to expand its staff to support operations. The potential loss of Mrs. Petranetska could have adverse effects on our business development.

Dependence on a Limited Number of Clients

The Company’s revenue is concentrated among a limited number of clients. As a result, the loss of one or more of these clients, or a reduction in their demand for our services, could have a material adverse effect on our business, financial condition, and results of operations. The Company’s reliance on a small number of clients increases its vulnerability to changes in client preferences, market conditions, or economic factors affecting these clients. If the Company is unable to diversify its client base and reduce its dependence on a limited number of clients, its ability to achieve long-term growth and profitability may be impaired.

Improper conduct of our associates, agents or business partners could result in financial costs or reputational damage.

We are subject to a variety of domestic and foreign laws, rules and regulations relating to improper payments to government officials, bribery, anti-kickback and false claims rules, competition, export and import compliance, money laundering and data privacy. If our associates, agents or business partners engage in activities in violation of these laws, rules or regulations, we may be subject to civil or criminal fines or penalties or other sanctions, may incur costs associated with government investigations, or may suffer damage to our reputation.

Market competition may materially and adversely affect our operating results.

Our Company actively competes with many companies producing similar products. Depending on the particular application, we experience competition based on a number of factors, including price, quality, performance and availability. We compete against many companies, including divisions of larger companies with greater financial resources than we possess. As a result, these competitors may be both domestically and internationally better able to withstand a change in conditions within the markets in which we compete and throughout the global economy as a whole.

In addition, our ability to compete effectively depends on how successfully we anticipate and respond to various competitive factors, including new competitors entering our markets, new products and services that may be introduced by competitors, changes in customer preferences, pricing pressures and new government regulations. If we are unable to anticipate our competitors’ development of new products and services, identify customer needs and preferences on a timely basis, or successfully introduce new products and services or modify existing products and service offerings in response to such competitive factors, we could lose customers to competitors. If we cannot compete successfully, our sales and operating results could be materially and adversely affected.

Credit and counterparty risks pose potential harm to our business.

The financial condition of our customers could affect our ability to market our products and services or collect receivables. In addition, financial difficulties faced by our customers as a result of an adverse economic event or other market factors may lead to cancellation or delay of orders. Our customers may suffer financial difficulties that make them unable to pay for a product or solution when payments become due, or they may decide not to pay us, either as a matter of corporate decision-making or in response to changes in local laws and regulations. Although historically not material, we cannot be certain that, in the future, expenses or losses for uncollectible amounts will not have a material adverse effect on our revenues, earnings and cash flows.

Legal and Regulatory Challenges may affect business operations.

The Company operates across multiple business lines, including IT & Server Leasing, Marketing (SEO), purchasing of RSS feeds, and application. Each of these sectors is subject to a unique set of legal and regulatory requirements, which may vary depending on the jurisdiction. As a result, the Company faces challenges related to compliance with applicable laws and regulations, including potential changes in those regulations that could affect our operations.

In addition to the legal complexities inherent in each business line, the Company must also navigate risks associated with cross-border legal environments, which could complicate the enforcement of rights and obligations. These challenges may result in increased legal costs, delays, or other operational impacts. Consequently, prospective investors should carefully consider the regulatory risks associated with the Company's diverse business operations and seek legal counsel if needed to better understand the potential legal implications.

Our success depends on executive management and our ability to attract and retain top talent.

Our future success depends to a significant degree on the skills, experience and efforts of our executive management and her ability to provide us with uninterrupted leadership and direction. The failure to retain our executive officer or a failure to provide adequate succession plans could have an adverse impact. Our future success also depends on our ability to attract, retain and develop qualified personnel at all levels of the organization. The availability of highly qualified talent is limited in a number of the jurisdictions in which we operated, and the competition for talent is robust. A failure to attract, retain and develop new qualified personnel throughout the organization could have an adverse effect on our operations and implementation of our strategic plan.

Information systems failures may disrupt business operations and result in financial losses or customer liabilities.

Our business is also dependent on other data-processing systems, communications and information systems. If any of these systems fail, whether caused by fire, other natural disaster, power or telecommunications failure, acts of cyber terrorism or war or otherwise, or they do not function correctly, we could suffer financial loss, business disruption, liability to our customers, regulatory intervention or damage to our reputation. If any of these risks materialize, our reputation and our ability to conduct our business may be materially adversely affected.

Cybersecurity attacks could lead to loss of confidential information and other business operational disruptions.

We rely extensively on computer systems to manage our business, and our business is at risk from and may be impacted by cybersecurity attacks. These could include attempts to gain unauthorized access to our data and computer systems. Attacks can be both individual and/or highly organized attempts organized by very sophisticated hacking organizations. We employ a number of measures to prevent, detect and mitigate these threats, which include employee education, password encryption, frequent password change events, firewall detection systems, anti-virus software in-place and frequent backups; however, there is no guarantee such efforts will be successful in preventing a cyber-attack. A cybersecurity attack could compromise the confidential information of our employees, customers and supplier, and potentially violate certain domestic and international privacy laws. Furthermore, a cybersecurity attack on our customers and suppliers could compromise our confidential information in the possession of our customers and suppliers. A successful attack could disrupt and otherwise adversely affect our business operations.

The ongoing effects of the outbreak of the COVID-19 pandemic could impact our business, financial condition, operations, and prospects.

The COVID-19 pandemic has had a notable impact on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home policies, supply chain logistical changes, and closure of non-essential businesses. The COVID-19 pandemic may impact our business operations, including our employees, customers, partners, and communities.

Unspecified and unascertainable risks may affect our business operations.

There is no basis for shareholders to evaluate the possible merits or risks of potential business combination. To the extent that the Company effects a business combination with a financially unstable operating company or an entity that is in its early stage of development or growth, the Company will become subject to numerous risks. If the Company effects a business combination with an entity in a high-risk industry, the Company will become subject to the currently unascertainable risks of that industry. Although management will endeavor to evaluate the risks inherent in a particular business or industry, there can be no assurance that management will properly ascertain or assess all such risks that the Company perceived at the time of the consummation of a business combination.

Risk related to Rule 144.

The SEC adopted amendments to Rule 144 which became effective on February 15, 2008. These Rule 144 amendments apply to securities acquired both before and after that date. Generally, under the Rule 144 amendments, a person who has beneficially owned restricted shares for at least three months would be entitled to sell their securities provided that: (i) such person is not deemed to have been an affiliate at the time of, or at any time during the three months preceding, a sale; (ii) we are subject to and are current in the Exchange Act periodic reporting requirements for at least 90 days before the sale; and (iii) if the sale occurs prior to satisfaction of a one-year holding period, provided current information is available at the time of sale.

Persons who have beneficially owned restricted shares for at least three months but who are affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following: (i) 1% of the total number of securities of the same class then outstanding; or (ii) the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale; provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

These Rule 144 related risks are subject to further restrictions in the event that the Exchange Act reporting company is deemed to be a Shell Company, such as the Company.

Limited Liquidity of our Common Stock

Our common stock trades on the OTC Pink Market under the symbol SKYI. As a result, there is only limited liquidity in our common stock.

Issuance of additional securities.

Our Articles of Incorporation authorize the issuance of 500,000,000 shares of common stock $0.001 par value. As of the date of this Amendment, there were shares 220,638,720 issued and outstanding. We may be expected to issue additional shares in connection with our pursuit of new business opportunities and new business operations. To the extent that additional shares of common stock are issued, our shareholders would experience dilution of their respective ownership interests. If we issue shares of common stock in connection with our intent to pursue new business opportunities, a change in control of the Company may be expected to occur. The issuance of additional shares of common stock may adversely affect the price of our common stock, if an active trading market commences.

Outstanding Notes Payable and Potential Dilution

The Company may incur future notes payable to third parties, which could present a risk in relation to our current assets, as our available resources may not be sufficient to satisfy these obligations when they become due. If the Company is unable to make the required payments on these notes, there is a possibility that the outstanding amounts could be converted into equity. Such a conversion may lead to dilution of the ownership interests of existing shareholders. Investors should carefully assess the potential risks associated with both the outstanding debt and the possible dilution arising from the conversion of these notes.

Payment of dividends is unlikely.

The Company does not expect to pay dividends for the foreseeable future because it has no revenues or cash resources. The payment of dividends will be contingent upon the Company’s future revenues and earnings, if any, capital requirements and overall financial conditions. The payment of any future dividends will be within the discretion of the Company’s board of directors as then constituted. The Company expects that future management will determine to retain any earnings for use in its business operations and accordingly, the Company does not anticipate declaring any dividends in the foreseeable future.

ITEM 2. FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes in “Item 15. Financial Statements and Exhibits.” The following discussion includes forward-looking statements about our business, financial condition and results of operations, including discussions about management’s expectations for our business. These statements represent projections, beliefs and expectations based on current circumstances and conditions and in light of recent events and trend and should not be construed either as assurances of performance or as promises of a given course of action. Instead, various known and unknown factors are likely to cause our actual performance and management’s actions to vary, and the results of these variances may be both material and adverse. See “Forward-Looking Statements” and “Item 1A. Risk Factors.”

Overview

Sky Century Investment, Inc. is currently operating four primary business lines, with the majority of profits generated from two key sectors: IT Services, consisting of Technical Support and Server Leasing, and the sale of RSS feeds and Podcasts. The Company’s Cannabis News application is not commercially viable at this stage, and the Company`s marketing efforts have yet to yield any revenue.

The first primary business line of the Sky Century Investment, Inc. is IT Services. This segment primarily involves: 1) Technical Support: The Company provides to clients ongoing technical support, including maintenance, troubleshooting, and system upgrades, minimizing downtime and optimizing operational efficiency for clients; 2) Server Leasing: the Company offers leased high-performance servers to clients, enabling them to scale operations without significant upfront capital investment. The Company utilizes a server for subleasing purposes, which operates independently without requiring additional support.

The Company continues to expand its IT service offerings as there is a growing demand for cloud solutions, data management and network infrastructure. This business is an integral part of the Company's overall strategy and complements its other operations, seeking to support other operations and contribute to the stability and diversification of revenue streams.

The Company serves both businesses and individual clients seeking IT infrastructure solutions. The structure of agreements with customers varies based on the specific services provided: server leasing contracts involve fixed-term rental agreements with recurring fees, while technical support services may be structured as either bundled with leasing contracts or offered separately on a subscription or pay-as-you-go basis. As of November 30, 2023 and 2024, IT Services business segment accounted for 45% and 0% of the Company’s total revenue, respectively.

The secondary major business of Sky Century Investment, Inc. is marketing. Sky Century Investment, Inc. employs different techniques and methodologies to optimize online visibility, engage target audiences, and drive meaningful interactions. One method is Search Engine Optimization (SEO), to enhance online visibility and improve search engine rankings for its clients. Through examination of performance metrics and user behavior, the Company furnishes clients with insightful reports illuminating strengths, weaknesses, and areas ripe for optimization. The Company crafts visually appealing and functionally optimized websites mirroring clients' values and ambitions, providing users with seamless and captivating online experiences. This segment does not contribute to the Company's total revenue. The marketing division provides services such as internet marketing and a podcast directory, which are not generating revenue at this time.

Sky Century Investment, Inc. possesses ownership of the Cannabis News application, that is one of the Company’s business lines. Cannabis News is a mobile application designed to aggregate and synthesize cannabis-related news from diverse sources, subsequently delivering this compiled information to users in a convenient way. The Cannabis News application functions as a platform enabling users to access a wide range of news content concerning cannabis, thoroughly gathered from diverse online sources.

The Cannabis News is a news source focused on cannabis-related information, offering various features such as continuous monitoring and filtering of cannabis news and breakthroughs. It ensures users are informed of developments in a timely manner by consolidating data from numerous sources, delivering a comprehensive and current knowledge base. Presented by Sky Century Investment, Inc. the application's primary feature is its ability to compile and distribute cannabis industry news from diverse sources. These sources need not be exclusively cannabis-focused platforms; the application adeptly locates cannabis-related articles from general news outlets. With each page refresh, users are greeted with real-time updates to their news feed.

The Cannabis News application's functionality features are customizable filters and settings, enabling users to receive news updates based on their subscriptions. It ensures users focus solely on essential content, preventing information overload. Creating a personalized news feed is a straightforward process: users select preferred news sources and incorporate them into their curated list. With broad coverage and a comprehensive approach, Cannabis News is a valuable solution for those deeply involved in the cannabis industry, individuals seeking pertinent information from diverse sources. The application is compatible with both Apple and Android platforms, catering to a wide user demographic. The Cannabis News application is flexible to accommodate changing user needs. It is relevant for cannabis investors using the app to track industry trends and allocate funds wisely. The primary focus of the Cannabis News application is to enhance brand awareness, building a loyal user base within the cannabis industry, and as of now, it does not generate revenue.

Another aspect of the Company's business operations represents the selling of RSS feeds and Podcasts. Sky Century Investment, Inc. sells RSS feeds of cannabis news to news organizations, websites, and other businesses. The Company's RSS feed sales offering includes a variety of cannabis-related news feeds, including breaking news, market analysis, and industry trends. The Company is committed to expanding its RSS feed sales offering to include a wider range of cannabis-related topics, as well as offering customizable feed options that allow businesses to select the news topics that are most relevant to their audience. The Company also generates revenue by selling access to Podcasts that explore various aspects of the cannabis industry. These podcasts feature discussions, interviews with industry leaders, expert insights, and analyses of key trends and events. Customers can access these podcasts through provided links and utilize the information independently. As of November 30, 2023 and 2024, the segment of selling of RSS feeds and Podcasts accounted for 55% and 0% of the Company’s total revenue, respectively.

Business Objectives of the Company

Sky Century Investment, Inc. is committed to the following key business objectives by driving growth, innovation, and customer satisfaction:

Expanded Online Services: We plan to expand the range of online services to cater to the diverse needs of our clientele. These services include:

-Marketing Services: The Company is committed to expanding its marketing services to include a wider range of digital marketing channels, such as social media marketing, content marketing and web design. We will provide comprehensive assistance in crafting effective digital marketing strategies, enhancing online visibility, and optimizing search engine performance. Sky Century Investment, Inc. plans to offer web design services to businesses of all sizes. The Company's team of experienced web designers will create visually appealing and user-friendly websites that are optimized for search engines.

-SEO Services: The Company intends to expand its SEO services by enhancing client acquisition and retention through the introduction of advanced techniques, including local SEO, mobile optimization,

and voice search optimization, to meet the evolving needs of clients across various industries. The Company will focus on delivering measurable results through ROI-driven SEO campaigns, aimed at providing clients with tangible improvements in organic search performance and a clear return on investment. The Company plans to offer international SEO services to clients pursuing global market expansion, incorporating multi-lingual and geo-targeted strategies that align with local search behaviors and comply with regional requirements.

-Analytics and Reporting: We are committed to equipping our clients with data-driven insights. Our services will include analytics and reporting to inform strategic decision-making.

-Web Design and Email Marketing: With a focus on user-centric design, we will offer web design services that captivate visitors and foster engagement. Additionally, our email marketing strategies will enable effective communication and customer retention.

-IT Services: Recognizing the growing importance of IT in business operations, we are expanding our services to encompass IT solutions that empower organizations to harness technology efficiently. The Company plans to offer a comprehensive suite of IT solutions designed to address the diverse needs of clients, including IT consulting, to help businesses develop tailored technology strategies; IT support, providing ongoing assistance and troubleshooting to ensure smooth operations; and network security, to protect businesses from evolving cyber threats and ensure the integrity of their data and systems. These services are intended to empower organizations to maximize their technological capabilities while minimizing operational risks.

App Enhancement and Feature Implementation: We are committed to refining our existing application, leveraging the latest technological advancements to deliver an improved user experience. Concurrently, we will introduce new and innovative features to the app, ensuring that it remains at the forefront of industry trends and user expectations.

App Scaling: Our strategic roadmap includes scaling our application to accommodate a larger user base. This entails optimizing infrastructure, enhancing server capacity, and fine-tuning the app's performance to ensure seamless usage, even as our user community grows.

RSS Feeds: The Company plans to expand and optimize its existing RSS feed offerings by broadening the range of sources and content provided. This expansion will include the introduction of new, relevant feeds to better serve the needs of its audience. The Company intends to update and replace some of its current RSS feeds to ensure they remain accurate, timely, and aligned with evolving industry trends. This initiative aims to enhance the value of the RSS feed service and improve user engagement by delivering more diverse and up-to-date content.

The Company is currently in the early stages of development of its Marketing and IT services offerings. The Company expects to enhance and expand these services by the end of 2025.

The Company’s sole employee, Nataliia Petranetska, is currently responsible for developing and managing all of the Company's business operations, including the development of future projects. However, the Company may hire employees or expand the Board in the future to help with the development of future projects.

Intellectual Property

The Company does not own any proprietary intellectual property. It relies on third-party providers for certain services and assets necessary for its operations, including developed applications and purchased databases. The Company does not own any proprietary intellectual property. It depends on its own capabilities and skills, along with its application and purchased databases, to support its operations.

RESULTS OF OPERATIONS

Results of Operations for the year ended August 31, 2024 as compared to the year ended August 31, 2023

During the years ended August 31, 2024 and 2023, we have generated total revenues of $51,800 and $69,760, respectively. Revenue for 2024 decreased by 26%, or $17,960, primarily due to lower sales of Podcasts. The revenue decline was driven by insufficient customer outreach, as the Company observed a decrease in interest and popularity within the cannabis industry in 2024 compared to 2023. The Company shifted its focus to new markets and redirected resources toward exploring new industry opportunities, particularly in IT Services and marketing. The Company’s internal policy focused on managing administrative expenses, such as audit and legal fees, which resulted in a reduction in marketing expenditures, therefore, contributed to the inability to attract a sufficient number of customers.

Cost of revenues for the years ended August 31, 2024 and 2023 were $34,672 and $25,219, respectively. Cost of revenues for the years ended August 31, 2024, and 2023 were $34,672 and $25,219, respectively. The increase of 38%, or $9,453 in 2024 was primarily due to the full-year amortization of the database, compared to partial amortization in 2023 (from December 2022 to August 2023). As a result, the cost of revenues increased in 2024, reflecting a higher expense compared to the earnings of $25,219 in 2023. A review of expenses and revenues for the periods ending August 31, 2024, and 2023 shows a proportional decrease in both.

We had total operating expenses of $90,048 and $178,002, during the years ended August 31, 2024 and 2023, respectively. The operating expenses for the years ended August 31, 2024 and 2023 included general and administrative expenses of $60,000 and $156,531; and professional fees of $30,048 and $21,471, respectively. Total operating expenses for 2024 decreased by 49%, or $87,954. The overall decrease in total expenses is due to a decrease in general and administrative expenses. The main decrease in general and administrative expenses was due to a decrease in server rent expenses due to the termination of the server rent and directors’ compensation resulting from the resignation of our former director, Khamijon Alimzhanov.

During the years ended August 31, 2024 and 2023, we had net losses of $72,920 and $133,461, respectively. Net losses for 2024 decreased by 45%, or $60,541. The main impact on the decrease in net loss was the decrease in operating expenses and other expenses as described above.

Results of Operations for the three months ended November 30, 2024 as compared to the three months ended November 30, 2023

During the three months ended November 30, 2024 and 2023, we have generated total revenues of $0 and $21,900, respectively. For the three months ended November 30, 2024 the Company did not generate revenues due to a lack of proper customer outreach as the Company shifted its focus to new markets and redirected resources toward exploring new industry opportunities, particularly in IT Services and marketing.

Cost of revenues for the three months ended November 30, 2024 and 2023 were $10,781 and $8,406, respectively. Cost of revenue consists of amortization expenses for an intangible asset (database). Cost of revenue for 2024 increased by 28%, or $2,375. The increase was primarily due to the acquisition of a new database in August 2024.

We had total operating expenses of $30,334 and $21,748, during the three months ended November 30, 2024 and 2023, respectively. The operating expenses for the three months ended November 30, 2024 and 2023 included general and administrative expenses of $15,253 and $15,000; and professional fees of $15,081 and $6,748, respectively. Total operating expenses for 2024 increased by 40%, or $8,586. The overall increase in total expenses was due to professional fees for the audit fees with no similar cost incurred in the prior period.

During the three months ended November 30, 2024 and 2023, we had net losses of $41,628 and $8,254, respectively. Net losses for 2024 increased by 404%, or $33,374. The main impact on the increase in net loss was the increase in operating expenses as described above.

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital deficit for the years ended August 31, 2024 and 2023:

	August 31, 2024	August 31, 2023	$ Change	% Change
Current assets	$25,900	$-	$25,900	100%
Current liabilities	292,960	200,312	92,648	46%
Working capital deficit	$(267,060)	$(200,312)	$(66,748)	-

Total current assets increased from August 31, 2023 to August 31, 2024 due to increased prepaid expenses for updating the Company's website. As of August 31, 2024 and 2023, the Company had cash of $0. Total current liabilities increased from August 31, 2023 to August 31, 2024 due to an increase in accounts payable and amounts owed to related parties. The Company had a working capital deficit of $267,060 and $200,312 as of August 31, 2024 and 2023, respectively.

	August 31, 2024	August 31, 2023	$ Change	% Change
Net cash provided by operating activities	$(501)	$80,968	$(81,469)	(101)%
Net cash used in investing activities	(28,500)	(100,875)	72,375	72%
Net cash provided by (used in) financing activities	29,001	19,532	9,469	48%
Net increase (decrease) in cash, restricted cash and cash equivalents	$-	$(375)	$375	100%

Cash flows provided by operating activities for 2024 decreased by $81,469 compared to 2023. This decline was primarily driven by decreased net loss, accounts receivable, prepaid expenses and deferred income offset by amortization expense compared to the prior year. During the year ended August 31, 2024, the Company used $501 of cash in operating activities due to its net loss of $72,920; amortization of $34,672; prepaid expenses of $25,900; accounts payable and accrued liabilities of $79,897; deferred income of $16,250. During the year ended August 31, 2023, the Company used $80,968 of cash in operating activities due to its net loss of $133,461; amortization of $25,219; accounts receivable of $21,000; prepaid expenses of $74,880; raw materials inventory of $509; accounts payable and accrued liabilities of $76,571; deferred income of $16,250.

Investing activities used $28,500 of cash in 2024 compared with $100,875 in 2023. During the year ended August 31, 2024, the Company had $28,500 of cash in investing activities consisting of acquisition of intangible assets. During the year ended August 31, 2023, the Company had $100,875 of cash in investing activities consisting of acquisition of intangible assets.

Financing activities generated $29,001 of cash in 2024 and used $19,532 in 2023. The primary source of cash from financing activities in 2024 and 2023 were loans from related parties. During the year ended August 31, 2024, the Company generated $29,001 of cash in financing activities, which came from advances from related parties. During the year ended August 31, 2023, the Company generated $19,532. of cash in financing activities, which came from advances from related parties.

The following table summarizes total current assets, liabilities and working capital deficit as of November 30, 2024 and August 31, 2024:

	November 30, 2024	August 31, 2024	$ Change	% Change
Current assets	$27,790	$25,900	$1,890	7%
Current liabilities	325,697	292,960	32,737	11%
Working capital deficit	$(297,907)	$(267,060)	$(30,847)	-

Total current assets increased from August 31, 2024 to November 30, 2024 due to increased prepaid expenses for the OTC Disclosure and News Service fees. As of November 30, 2024 and August 31, 2024, the Company had cash of $0. Total current liabilities increased from August 31, 2024 to November 30, 2024 due to an increase in accounts payable and amounts owed to related parties. The Company had a working capital deficit of $297,907 and $267,060 as of November 30, 2024 and August 31, 2024, respectively.

	November 30, 2024	August 31, 2024	$ Change	% Change
Net cash provided by operating activities	$(10,827)	$(3,598)	$(7,229)	(201)%
Net cash used in investing activities	-	-	-	-%
Net cash provided by (used in) financing activities	10,827	3,598	7,229	201%
Net increase (decrease) in cash, restricted cash and cash equivalents	$-	$-	$-	-%

Cash flows provided by operating activities for 2024 decreased by $7,229 compared to 2023. This decline was primarily driven by decreased net loss offset by amortization expense compared to the prior year. During the three months ended November 30, 2024, the Company used $10,827 of cash in operating activities due to its net loss of $41,628; amortization of $10,781; prepaid expenses of $1,890; accounts payable and accrued liabilities of $21,910. During the three months ended November 30, 2023, the Company used $3,598 of cash in operating activities due to its net loss of $8,254; amortization of $8,406; accounts payable and accrued liabilities of $6,000; deferred income of $9,750.

During the three months ended November 30, 2024 and 2023, the Company had no investing activities.

Financing activities generated $10,827 of cash in 2024 and used $3,598 in 2023. The primary source of cash from financing activities in 2024 and 2023 were loans from related parties. During the three months ended November 30, 2024, the Company generated $10,827 of cash in financing activities, which came from advances from related parties. During the three months ended November 30, 2023, the Company generated $3,598, of cash in financing activities, made up of $15,748 of proceeds from related party loans, offset by $12,150 in repayments to related parties.

Our auditors have issued a “going concern” opinion, meaning that there is substantial doubt we can continue as an on-going business for the next twelve months unless we obtain additional capital. Our only sources for cash during the period were selling our services and loans from our director.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A change in managements’ estimates or assumptions could have a material impact on our financial condition and results of operations during the period in which such changes occurred. Actual results could differ from those estimates. Our financial statements reflect all adjustments that management believes are necessary for the fair presentation of their financial condition and results of operations for the periods presented.

ITEM 3. PROPERTIES.

The Company does not hold any leased office spaces.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this Amendment. The information in this table provides the ownership information for: each person known by us to be the beneficial owner of more than 5% of our common stock; each of our directors; each of our executive officers; and our executive officers and directors as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

Name of Beneficial Owner	Common Stock Beneficially Owned (1)	Percentage of Common Stock Owned (1)
Nataliia Petranetska 220 Emerald Way #233 Las Vegas, NV 89144 President, Director, Treasurer, Secretary and Officer	15,116,279	6.85%

Khamijon Alimzhanov 17 Bogenbai Batyr Street Almaty 050000, Kazakhstan	19,092,469	8.65%

ITEQ Logic Ltd. 219 Kensington High Street London W8 6bd United Kingdom Iryna Vorobiova	15,000,000	6.80%

Joseph Malcarne 89 Rymph Rd Staatsburg NY 12580	12,500,000	5.66%

Markebitz Limited Lazenda Warehouse 3 Jalan Ranca-Ranca F. T. Labuan 8700 Malaysia Vasile Boiko	16,000,000	7.25%

Yan Tie Ying Panshan Road 5-37. Shanghai 200433, China	28,687,572	13.00%

Zhang Yu 25-17 Siping Village, Erpengdian Town Huanren Manchu Autonomous County Liaoning Prov, China	20,007,400	9.07%

(1)Applicable percentage ownership is based on 220,638,720 shares of common stock outstanding as of the date of this Amendment. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of the date of this Amendment are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Preferred Stock Beneficially Owned (2)	Percentage of Preferred Stock Owned (2)
Yan Tie Ying Panshan Road 5-37 Shanghai 200433, China	5,000,000	100.00%

(2)Applicable percentage ownership is based on 5,000,000 shares of preferred stock outstanding as of the date of this Amendment. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of preferred stock that are currently exercisable or exercisable within 60 days of the date of this Amendment are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of the member of our Board of Director and our executive officers and the positions held by each.

Name	Age	Title
Nataliia Petranetska	57	President, Director, Treasurer and CEO

Nataliia Petranetska obtained a Master’s Degree in Economics from Kyiv National University of Economics in 1989. Mrs. Petranetska held the position of Financial Controller at Scale LLC from March 1998 to April 2007. Nataliia Petranetska assumed the role of Chief Specialist within the Financial Control Department at Z-Group Company Group from April 2007 until December 2019.

Since July 30, 2020, Nataliia Petranetska serves as the President, Director and Treasurer of Sky Century Investment, Inc. On December 5, 2020, she was appointed as the Chief Executive Officer of Sky Century Investment, Inc.

Section 16(a) Compliance

Section 16 (a) of the Securities and Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own beneficially more than ten percent (10%) of the Company’s Common Stock, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Once the Company becomes subject to the Exchange Act of 1934, our office and director has informed us that he intends to file reports required to be filed under Section 16(a).

ITEM 6. EXECUTIVE COMPENSATION

The Company has entered into an Employment Agreement with Nataliia Petranetska dated July 30, 2020 for a duration of one year, automatically extending unless either party provides written notice of non-renewal at least 60 days prior to the end of the initial term`s conclusion. Mrs. Petranetska was appointed to the position of President, Director, Treasurer and Chief Executive Officer within the Company. The Company has entered into the Compensation Agreement with Nataliia Petranetska on December 1, 2020, outlining monthly compensation of $5,000 as per compliance.

The following Summary Compensation table sets forth information regarding each element of compensation provided to our named executive officers for fiscal years August 31, 2024 and 2023:

Name and Principal Position	Period	Salary ($)	Bonus ($)	Stock Awards ($)*	Option Awards ($)*	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Nataliia Petranetska, President, Director, Treasurer & Chief Executive/ Financial Officer	2024	60,000	0	0	0	0	0	0	60,000
	2023	60,000	0	0	0	0	0	0	60,000

Khamijon Alimzhanov, Former Director	2024	0	0	0	0	0	0	0	0
	2023	20,000	0	0	0	0	0	0	20,000

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Effective May 27, 2021, Nataliia Petranetska formally agreed to advance funds to the Company to pay for professional fees and operating expenses under a $100,000 Loan Agreement. On August 15, 2024, Mrs. Petranetska executed an Amendment to the Loan Agreement, increasing the loan amount to $150,000, with no other changes to the terms of the agreement. The Loan Agreement is non-binding and discretionary, bears no interest, is unsecured, and the loan agreement spans five years. As of August 31, 2024, Nataliia Petranetska has advanced to us $104,063, of which $64,551 was advanced during the year ended August 31, 2024 and $35,550 was repaid. The funds advanced by Nataliia Petranetska will be repaid from revenues of operations if and when we generate substantial revenues to pay the obligation.

As of August 31, 2024 and 2023, the payroll liabilities to Nataliia Petranetska were $160,000 and $100,000, respectively.

On November 23, 2023, the Company converted salary debt to Nataliia Petranetska in the amount of $65,000 for the period from December 1, 2020, to December 31, 2021, into 15,116,279 restricted common shares at the conversion price of $0.0043.

The Company entered into a Data Purchase Agreement with ITEQ Logic Ltd on November 14, 2022, for the purchase of a database. The material terms of the Data Purchase Agreement are outlined in Exhibit 10.3 of this Amendment, as amended on December 1, 2022, with the amendment details provided in Exhibit 10.4 of this Amendment. On December 1, 2022, the Company issued a Promissory Note, as described in Exhibit 10.5 of this Amendment, to ITEQ Logic Ltd, which was converted into 15,000,000 common shares at a conversion price of $0.0035 on May 1, 2023.

The Company entered into a Software Lease Agreement with Marketbiz Limited on December 2, 2021, for the provision of server leasing services. The material terms of the Software Lease Agreement are described in Exhibit 10.6 of this Amendment, as amended on January 2, 2023, with the amendment details provided in Exhibit 10.7 of this Amendment. On January 2, 2023, the Company issued a Promissory Note, as outlined in Exhibit 10.8 of this Amendment, to Marketbiz Limited, which was converted into 16,000,000 common shares at a conversion price of $0.0035 on May 1, 2023.

ITEM 8. LEGAL PROCEEDING

None.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTC market “Pink Sheets” under the symbol SKYI. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Price Range
Period	High	Low
Year Ended August 31, 2023:
First Quarter	$0.0155	$0.0082
Second Quarter	$0.0023	$0.0054
Third Quarter	$0.0062	$0.003
Fourth Quarter	$0.0068	$0.0032
Year Ended August 31, 2024:
First Quarter	$0.0049	$0.0033
Second Quarter	$0.0054	$0.0023
Third Quarter	$0.0049	$0.003
Fourth Quarter	$0.0035	$0.0011

As of November 30, 2024, our shares of common stock were held by 70 stockholders of record. The transfer agent of our common stock is VStock Transfer, LLC. Phone number is (212) 828-8436.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

Securities issued during last three fiscal years:

The below issuance of the shares during last three years were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 701 under the Securities Act, pursuant to Item 701(d) of Regulation S-K.

As of August 31, 2021, the Company had a total of 110,022,572 shares of its common stock issued and outstanding.

On June 15, 2022 - the Board of Directors of the Company has authorized the issuance of 5,000,000 preferred stock with 15 votes each in exchange for 5,000,000 restricted common stock.

On September 4, 2021, the Company converted debt to Zhang Yu in the amount of $75,000 into 15,000,000 common shares at the conversion price of $0.005.

On September 4, 2021, the Company converted debt to Zhang Yu in the amount of $24,537 into 4,907,400 common shares at the conversion price of $0.005.

On June 17, 2022, the Board of Directors of the Company has authorized the issuance of 5,000,000 preferred stock in exchange for 5,000,000 restricted common stock.

On July 1, 2022, the Company converted salary debt to Nataliia Petranetska in the amount of $65,000 for the period from December 1, 2020, to December 31, 2021, into 15,116,279 common restricted shares at the conversion price of $0.0043.

On November 1, 2022, the Company converted notes payable to Khamijon Alimzhanov in the amount of $74,000 into 21,142,857 common restricted shares at the conversion price of $0.0035.

On December 12, 2022, the Company converted salary debt to Khamijon Alimzhanov in the amount of $65,000 for the period from December 1, 2020, to December 31, 2021, into 15,116,279 common restricted shares at the conversion price of $0.0043.

On January 5, 2023, the Company converted salary debt to Khamijon Alimzhanov in the amount of $60,000 for the period from January 1, 2022, to December 31, 2022, into 13,333,333 common restricted shares at the conversion price of $0.0045.

On May 1, 2023, the Company converted debt to ITEQ Logic Ltd. in the amount of $52,500 into 15,000,000 common shares at the conversion price of $0.0035.

On June 6, 2023, the Company converted debt to Marketbiz Limited in the amount of $56,000 into 16,000,000 common shares at the conversion price of $0.0035.

As of August 31, 2024, the Company had a total of 220,638,720 shares of its common stock issued and outstanding.

ITEM 11. DESCRIPTION OF COMPANY’S SECURITIES TO BE REGISTERED

The following statements relating to the capital stock set forth the material terms of the Company’s securities; however, reference is made to the more detailed provisions of our Certificate of Incorporation and by-laws, copies of which are filed herewith.

Common Stock

Our Certificate of Incorporation authorize the issuance of 500,000,000 shares of common stock $0.001 per share. Our holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from legally available funds. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

Our Certificate of Incorporation authorize the issuance of 20,000,000 shares of common stock $0.001 per share. Our holders of shares of preferred stock are entitled to fifteen (15) votes for each share on all matters to be voted on by the shareholders. Holders of preferred stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from legally available funds. In the event of a liquidation, dissolution or winding up of the Company, the holders of preferred stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our board of directors. We intend to retain earnings, if any, for use in our business operations and accordingly, the board of directors does not anticipate declaring any dividends prior to a business combination transaction, nor can there be any assurance that any dividends will be paid following any business combination.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provided by the NRS and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO FINANCIAL STATEMENTS FOR THE YEARS MONTHS ENDED AUGUST 31, 2024 AND 2023

Report of the Independent Registered Public Accounting Firm

To the shareholders and the board of directors of

Sky Century Investment, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Sky Century Investment, Inc. as of August 31, 2024, and 2023 the related statements of operations, changes in stockholders' equity, and cash flows for each of the two years ended August 31, 2024, and 2023 and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2024, and 2023 and the results of its operations and its cash flows for each of the two years ended August 31, 2024, and 2023 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern as disclosed in Note 2 to the financial statement, the Company suffered an accumulated deficit of $(805,466), net loss of $(72,920) and negative working capital of $(267,060).  These factors raise substantial doubt about the Company ability to continue as a going concern, the continuation of the Company as a going concern, is dependent upon improving the profitability and the continuing financial support from its stockholders. Management will provide additional cash to meet the Company’s obligations as they become due.

These financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. Communication of critical audit matters does not alter in any way our opinion on the financial statements taken as a whole and we are not, by communicating the critical audit matters, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Cash and bank:

During our audit of the financial statements for the years ended August 31, 2024, and 2023, we noted that the Company did not maintain a corporate bank account. Instead, the Director’s personal bank account was used to receive all sales proceeds and to disburse cash for business-related expenses. This practice is inconsistent with the business entity concept, which requires a clear distinction between the financial activities of the business and its owners.

The transactions involving the Director's personal bank account were determined to be significantly material and unusual in nature, leading us to identify this as a critical audit matter. The lack of a corporate bank account presented challenges in verifying the existence and accuracy of cash and bank balances.

To address this critical audit matter, we performed the following audit procedures:

•Obtained and reviewed the Director’s personal bank statements to identify and assess transactions related to the Company.

•Verified sales revenue and expenses recorded in the financial statements against the transactions reflected in the Director’s personal bank statements.

•Independently circularized all customers and confirmation response confirmed the amounts of sales transactions during the period

•Cross-checked all identified transactions to supporting documents, including contract agreements and invoices, to ensure they were related to the Company.

•Tested the mathematical accuracy of management’s calculations related to the recorded transactions.

Boladale Lawal & CO (PCAOB ID 6993)

We have served as the Company's auditor since 2024

Lagos, Nigeria

March 12, 2025

SKY CENTURY INVESTMENT, INC.

BALANCE SHEETS

	August 31, 2024	August 31, 2023
ASSETS
Prepaid Expenses	$25,900	$-
Total Current Assets	25,900	-

Intangible Assets, Net	69,484	75,656

Total Assets	$95,384	$75,656

Liabilities And Stockholders’ Equity
Accounts Payable and Accrued Liabilities	$188,897	$109,000
Amount Due to a Related Party (Note 6)	104,063	75,062
Deferred Income	-	16,250
Total Current Liabilities	292,960	200,312

Total Liabilities	292,960	200,312

Commitments and Contingencies

Stockholders’ Deficit
Common Stock, $0.001 Par Value, 500,000,000 Shares Authorized; 220,638,720 and 220,638,720 Common Shares Issued and Outstanding Respectively as of August 31, 2024 and 2023	220,639	220,639
Preferred Stock, $0.001 Par Value, 30,000,000 Shares Authorized; 5,000,000 and 0 Common Shares Issued and Outstanding Respectively as of August 31, 2024 and 2023	5,000	5,000
Additional Paid in Capital	382,251	382,251
Accumulated Deficit	(805,466)	(732,546)
Total Stockholders’ Deficit	(197,576)	(124,656)

Total Liabilities and Stockholders’ Deficit	$95,384	$75,656

The accompanying notes are an integral part of these audited financial statements.

SKY CENTURY INVESTMENT, INC.

STATEMENTS OF OPERATIONS

	Year Ended August 31,
	2024	2023
Revenues
Sales	$51,800	$69,760
Total Revenues	51,800	69,760
Cost of Revenues	34,672	25,219
Gross Profit	$17,128	$44,541

Operating Expenses
General and Administrative Expense	$60,000	$156,531
Professional Fees	30,048	21,471
Total Operating Expenses	90,048	$178,002

Income (Loss) Before Income Taxes	$(72,920)	$(133,461)
Income Tax Expense	-	-
Net Income (Loss)	$(72,920)	$(133,461)

Net Loss Per Share - Basic and Diluted	$(0.00)	$(0.00)

Weighted Average Common Shares Outstanding - Basic and Diluted	220,638,720	184,188,164

The accompanying notes are an integral part of these audited financial statements.

SKY CENTURY INVESTMENT, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common stock		Preferred stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	No. of shares	Amount	No. of shares	Amount

Balance as of August 31, 2022	140,046,251	$140,047	5,000,000	$5,000	$155,343	$(599,085)	$(298,695)

Conversion of Convertible Notes to Common Stock	80,592,469	80,592	-	-	226,908	-	307,500
Net Loss for the Period	-	-	-	-	-	(133,461)	(133,461)

Balance as of August 31, 2023	220,638,720	$220,639	5,000,000	$5,000	$382,251	$(732,546)	$(124,656)

Net Loss for the Period	-	-	-	-	-	(72,920)	(72,920)

Balance as of August 31, 2024	220,638,720	$220,639	5,000,000	$5,000	$382,251	$(805,466)	$(197,576)

The accompanying notes are an integral part of these audited financial statements.

SKY CENTURY INVESTMENT, INC.

STATEMENTS OF CASH FLOWS

	Year Ended August 31,
	2024	2023

OPERATING ACTIVITIES:
Net Income/Loss	$(72,920)	$(133,461)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operations:
Amortization	34,672	25,219
Changes in Operating Assets and Liabilities:
Accounts Receivable	-	21,000
Prepaid Expenses	(25,900)	74,880
Raw Materials Inventory	-	509
Accounts Payable and Accrued Liabilities	79,897	76,571
Deferred Income	(16,250)	16,250
Net Cash Used in Operating Activities	(501)	80,968

INVESTING ACTIVITIES:
Database Purchase	$(28,500)	$(100,875)
Net Cash Used in Investing Activities	(28,500)	(100,875)

FINANCING ACTIVITIES:
Proceeds from Related Party Loan	$64,551	$126,917
Repayments on Related Party Loan	(35,550)	(107,385)
Net Cash Used in Financing Activities	29,001	19,532

Net Change in Cash and Cash Equivalents	-	(375)

Cash and Cash Equivalents, Beginning of Period	-	375

Cash and Cash Equivalents, End of Period	$-	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid for Income Taxes	$-	$-
Cash Paid for Interest	$-	$-

The accompanying notes are an integral part of these audited financial statements.

SKY CENTURY INVESTMENT, INC.

NOTES TO THE FINANCIAL STATEMENTS

Years Ended August 31, 2023 and 2022

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Sky Century Investment, Inc. (“SKYI” or the “Company”) was incorporated in the State of Nevada as a for-profit Company on May 4, 2012 and established a fiscal year end of August 31.  The Company has evolved in the direction of IT services recently.

The Company is in start-up stage and has incurred losses since inception.

NOTE 2 - GOING CONCERN

These financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

For the year ended August 31, 2024, the Company has generated a net loss of $72,920 with an accumulated deficit of $805,466 as of that date. The continuation of the Company is dependent upon the continuing financial support of its shareholders. Management believes this funding will continue, and is also actively seeking new investors. Management will provide the additional cash to meet the Company’s obligations as they become due. However, there is no assurance that the Company will be successful in securing sufficient funds to sustain the operations.

These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification.

NOTE 3 - SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

The Company’s year-end is August 31.

Use of Estimates and Assumptions

In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses during the period reported. Actual results may differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Income Taxes

The Company adopted the provisions of paragraph 740-10-25-13 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). Paragraph 740-10-25-13 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of paragraph 740-10-25-13.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

Net Loss per Share

The Company calculates net loss per share in accordance with ASC Topic 260, “Earnings per Share.” Basic loss per share is computed by dividing the net income by the weighted-average number of common shares outstanding during the period. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

There were no potentially outstanding dilutive shares for the years ended August 31, 2024 and 2023.

Intangible Assets

The Company follows the provisions of ASC 985, “Software”, which requires that all costs relating to the purchase or internal development and production of software products to be sold, leased or otherwise marketed, be expensed in the period incurred unless the requirements for technological feasibility have been established. The Company capitalizes all eligible software costs incurred once technological feasibility is established.

In November 2022 and August 2024, the Company acquired databases for $100,875 and $28,500, respectively. As of August 31, 2024 and 2023, the total amount of intangible assets comprised of databases was $129,375 and $100,875, respectively. The databases will be amortized on a straight-line basis over the three years. As of August 31, 2024 and 2023, accumulated amortization of intangible assets was $59,125 and $25,219, respectively.

Prepaid Expenses

Prepaid expenses are amounts paid to secure the use of assets or the receipt of services at a future date or continuously over one or more future periods. When the prepaid expenses are eventually consumed, they are charged to expense.

As of August 31, 2024 and 2023, the amount of prepaid expenses was $25,900 and $0, respectively.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.

The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and has adopted paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 of the FASB Accounting Standards Codification establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, paragraph 820-10-35-37 of the FASB Accounting Standards Codification establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

The three (3) levels of fair value hierarchy defined by paragraph 820-10-35-37 of the FASB Accounting Standards Codification are described below:

Level 1Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as accounts payable and accrued expenses, approximate their fair values because of the short maturity of these instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as about the requisite conditions of competitive, free-market dealings may not exist. Representations transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Update (ASU) 2014-09, Revenue from contracts with customers (Topic 606). Revenue is recognized when a customer obtains control of promised goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the considerations that the Company expects to receive in exchange for those goods or services.

Our primary revenue streams are:

•RSS Feeds: The Company offers the sale of RSS feeds designed to meet the diverse needs of customers in the cannabis news industry. These feeds include a variety of cannabis-related news and information, including news updates, market analyses, industry trends, and regulatory changes. The Company generates and sells a file that contains links to the RSS Feeds where the customer receives the information and use it on its own.

•Podcasts: In addition to selling RSS feeds, the Company generates the file by providing links to access various podcasts that delve into different aspects of the cannabis industry. The company does not produce the podcasts themselves. In these podcasts, customers can find discussions, interviews with industry leaders, expert opinions, and analyses of key trends and events shaping the cannabis landscape. The Company generates and sells a file that contains links to podcasts where the customer receives the information and use it on its own.

•IT services: The Company provides IT services focusing on server leasing and technical support. Our server leasing solutions are designed to meet the diverse needs of businesses, offering scalable options to ensure optimal performance and reliability. Our technical support services provide clients with assistance in managing and maintaining their server infrastructure, ensuring that systems operate efficiently and securely. Through the leasing service, customers gain access to servers tailored to their business needs, including various configurations based on performance, storage capacity, and scalability. Through technical support, the customers receive support documentation that details the setup process, usage guidelines, and maintenance protocols.

The Company recognizes revenue in accordance with ASC 606 using the following 5-step process:

Step 1: Identify the Contract

The Company identifies contracts through the agreement and invoices issued to customers that specify the services to be provided.

Step 2: Identify Performance Obligations

The Company identifies the following primary performance obligations in our typical contracts:

•sending a file containing links to RSS feeds or Podcasts;

•access to servers or sending support technical documentation

Step 3: Determine Transaction Price

The transaction price is the amount of consideration we expect to receive in exchange for transferring promised goods or services. In our case, this includes fixed fees specified in the agreement and invoices.

Step 4: Allocate Transaction Price

The Company allocates the transaction price to each performance obligation based on their relative standalone selling prices.

Step 5: Recognize Revenue

The Company recognizes revenue when (or as) we satisfy performance obligations by transferring control of promised goods or services to customers:

•RSS Feeds: Revenue is recognized when a customer obtains control of promised goods or services. This usually coincides with the issuance of an invoice. However, on a case-by-case basis, as an exception, the parties may mutually agree on specific dates for the provision of services that do not coincide with the date of the contract.

•Podcasts: Revenue is recognized when a customer obtains control of promised goods or services. This usually coincides with the issuance of an invoice.

•IT services: Revenue is typically recognized over time as the service is provided.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Generally, the Company’s performance obligations are transferred to customers at a point in time, typically upon delivery.

Adoption of New Accounting Standards

In November 2023, the FASB issued Accounting Standard Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires disclosure of incremental segment information on an annual and interim basis. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and requires retrospective application to all prior periods presented in the financial statements. The Company adopted the guidance for the fiscal year ended August 31, 2024. Adopting this new standard resulted in additional disclosure within the Company’s Consolidated Financial Statements, see Note 4 - Segment Reporting.

Recent Accounting Pronouncements Issued but Not Yet Adopted

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying financial statements.

NOTE 4 - SEGMENT REPORTING

The following table presents the Company’s revenue disaggregated based on revenue source for the years ended August 31, 2024 and 2023:

	Year ended August 31,
	2024	2023
IT Services	$16,250	$13,750
RSS Feeds	35,550	40,510
Podcasts	-	15,500
Total Revenue	$51,800	$69,760

NOTE 5 - STOCKHOLDERS’ DEFICIT

Common Stock

The Company is authorized to issue an aggregate of 500,000,000 common shares with a par value of $0.001 per share.

As of August 31, 2021, the Company had a total of 110,022,572 shares of its common stock issued and outstanding.

On September 4, 2021, the Company converted debt to Zhang Yu in the amount of $75,000 into 15,000,000 common shares at the conversion price of $0.005.

On September 4, 2021, the Company converted debt to Zhang Yu in the amount of $24,537 into 4,907,400 common shares at the conversion price of $0.005.

On June 17, 2022, the Board of Directors of the Company has authorized the issuance of 5,000,000 preferred stock in exchange for 5,000,000 restricted common stock.

On July 1, 2022, the Company converted salary debt to Nataliia Petranetska in the amount of $65,000 for the period from December 1, 2020, to December 31, 2021, into 15,116,279 common restricted shares at the conversion price of $0.0043.

On November 1, 2022, the Company converted notes payable to Khamijon Alimzhanov in the amount of $74,000 into 21,142,857 common restricted shares at the conversion price of $0.0035.

On December 12, 2022, the Company converted salary debt to Khamijon Alimzhanov in the amount of $65,000 for the period from December 1, 2020, to December 31, 2021, into 15,116,279 common restricted shares at the conversion price of $0.0043.

On January 5, 2023, the Company converted salary debt to Khamijon Alimzhanov in the amount of $60,000 for the period from January 1, 2022, to December 31, 2022, into 13,333,333 common restricted shares at the conversion price of $0.0045.

On May 1, 2023, the Company converted debt to ITEQ Logic Ltd. in the amount of $52,500 into 15,000,000 common shares at the conversion price of $0.0035.

On June 6, 2023, the Company converted debt to Marketbiz Limited in the amount of $56,000 into 16,000,000 common shares at the conversion price of $0.0035.

As of August 31, 2024, the Company had a total of 220,638,720 shares of its common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue an aggregate of 30,000,000 preferred shares with a par value of $0.001 per share.

On June 15, 2022 the Board of Directors of Sky Century Investment has authorized the issuance of 5,000,000 preferred stock with 15 votes each to Yan Tie Ying in exchange for 5,000,000 restricted common stock.

As of August 31, 2024, the Company had a total of 5,000,000 shares of its preferred stock issued and outstanding.

Stock Options

As of August 31, 2024, the Company has not granted any stock options and has not recorded any stock-based compensation.

NOTE 6 - RELATED PARTY TRANSACTIONS

As of August 31, 2024 and 2023, the amount due to a related party was $104,063 and $75,062, respectively. This amount represented advances made by a director, Nataliia Petranetska, to the Company for its working capital purposes. These advances were unsecured, interest free and with no fixed terms of repayment.

During the fiscal years ended August 31, 2024 and 2023, the Company have utilized the personal bank account of its President, Nataliia Petranetska, for business-related transactions. During the fiscal year ended August 31, 2024, Nataliia Petranetska paid the Company’s operating expenses totaling $64,551 ($126,917 for the year ended August 31, 2023) through her personal account and $35,550 was repaid to her ($107,385 for the year ended August 31, 2023) through the Company’s clients deposits into her personal bank account. All these transactions are recorded as a loan from a related party.

As of August 31, 2024 and 2023, the payroll liabilities to director were $160,000 and $100,000, respectively.

On July 1, 2022 the Company authorized to issue 30,232,558 shares of Common stock for the cancelation of $130,000 Company debt. $65,000 was converted to equity in November 2022 and $65,000 was converted to equity in December 2022.

On November 23, 2022, the Company converted salary debt to Nataliia Petranetska in the amount of $65,000 for the period from December 1, 2020, to December 31, 2021, into 15,116,279 common restricted shares at the conversion price of $0.0043.

On December 12, 2022, the Company converted salary debt to Khamijon Alimzhanov in the amount of $65,000 for the period from December 1, 2020, to December 31, 2021, into 15,116,279 common restricted shares at the conversion price of $0.0043.

On January 5, 2023, the Company authorized to issue 13,333,333 shares of Common stock for the cancelation of $60,000 Company debt. $60,000 was converted to equity in January 2023.

NOTE 7 - THIRD PARTY TRANSACTIONS

On September 4, 2020 Sky Century Investment, Inc. entered into Loan Assignment Agreement (“Agreement”) with Zhang Yu and Xiaoying Lei. Terms of the Agreement indicated that Xiaoying Lei assigned the loan of $99,537 that he provided to the Company to Zhang Yu. A conversion clause was added to the loan making it convertible into common shares of the Company at a 70%-discount to the market price at the time of conversion the day after the Note becomes due, or at fixed price of $0.005 per share. As of August 31, 2024 and 2023, $99,537 was converted to equity.

On November 1, 2022 the Promissory Note was issued and signed by and between Sky Century Investment, Inc and Cannabis News LLC in addition to the Asset Purchase Agreement dated February 29, 2020. The Promissory Note was issued to pay off the Company's debt in shares. Sky Century Investment, Inc. agreed to transfer to Cannabis News LLC a cumulative total of 21,142,857 common shares per value $0.0035 per share in exchange for the Company`s debt of Seventy-Four Thousand U.S. Dollars ($74,000). The shares will be delivered to Cannabis News LLC within 60 days following the execution of the agreement. As of August 31, 2024 and 2023, $74,000 was converted to equity.

On November 14, 2022 the Data Purchase Agreement were signed by Sky Century Investment, Inc. and ITEQ Logic Ltd. On December 1, 2022 the Amendment to Data Purchase Agreement and the Promissory Note were issued. The total amount under the Promissory note is $100,875. As of August 31, 2024 and 2023, $52,500 was converted to equity.

On December 2, 2021 the Agreement were signed by Sky Century Investment, Inc. and Marketbiz Limited.  On January 2, 2023 the Amendment to the Agreement and the Promissory Note were issued. The total amount under the Promissory Note is $109,760. As of August 31, 2024 and 2023, $56,000 was converted to equity.

NOTE 8 - INCOME TAXES

The Company adopted the provisions of uncertain tax positions as addressed in ASC 740 “Income Taxes” (“ASC 740”). As a result of the implementation of ASC 740, the Company recognized no increase in the liability for unrecognized tax benefits. As of August 31, 2024, the Company had net operating loss carry forwards of approximately $805,466 that may be available to reduce future years’ taxable income in varying amounts through 2039. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The valuation allowance as of August 31, 2024, was approximately $169,148. The net change in valuation allowance during the year ended August 31, 2024, was $(15,313). In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of August 31, 2024. All tax years since inception remain open for examination by taxing authorities.

For the years ended August 31, 2024 and 2023, the provision for Federal income tax consists of the following:

	August 31, 2024	August 31, 2023
Non-current deferred tax assets:
Net operating loss carry forward	$(805,466)	$(732,546)
Total deferred tax assets	(169,148)	(153,835)
Valuation allowance	169,148	153,835
Net deferred tax assets	$-	$-

The actual tax benefit at the expected rate of 21% differs from the expected tax benefit for the years ended August 31, 2024 and 2023, as follows:

	August 31, 2024	August 31, 2023
Computed “expected” tax expense (benefit)	$(805,466)	$(732,546)
Change in valuation allowance	(15,313)	(28,028)
Actual tax expense (benefit)	$-	$-

The related deferred tax benefit on the above unutilized tax losses has a full valuation allowance not recognized against it as there is no certainty of its realization. Management has evaluated tax positions in accordance with ASC 740 and has not identified any significant tax positions, other than those disclosed.

NOTE 9 - SUBSEQUENT EVENTS

In accordance with ASC 855-10 the Company has analyzed its operations subsequent to August 31, 2024 through December 30, 2024, and has determined that it does not have any material subsequent events to disclose in these financial statements.

INDEX TO UNAUDITED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED NOVEMBER 30, 2024 AND 2023

SKY CENTURY INVESTMENT, INC.

BALANCE SHEETS

	November 30, 2024	August 31, 2024
	(Unaudited)	(Audited)
ASSETS
Prepaid Expenses	$27,790	$25,900
Total Current Assets	27,790	25,900

Intangible Assets, Net	58,703	69,484

Total Assets	$86,493	$95,384

Liabilities And Stockholders’ Equity
Accounts Payable and Accrued Liabilities	$210,807	$188,897
Amount Due to a Related Party (Note 6)	114,890	104,063
Total Current Liabilities	325,697	292,960

Total Liabilities	325,697	292,960

Commitments and Contingencies

Stockholders’ Deficit
Common Stock, $0.001 Par Value, 500,000,000 Shares Authorized; 220,638,720 and 220,638,720 Common Shares Issued and Outstanding Respectively as of November 30, 2024 and August 31, 2024	220,639	220,639
Preferred Stock, $0.001 Par Value, 30,000,000 Shares Authorized; 5,000,000 and 0 Common Shares Issued and Outstanding Respectively as of November 30, 2024 and August 31, 2024	5,000	5,000
Additional Paid in Capital	382,251	382,251
Accumulated Deficit	(847,094)	(805,466)
Total Stockholders’ Deficit	(239,204)	(197,576)

Total Liabilities and Stockholders’ Deficit	$86,493	$95,384

The accompanying notes are an integral part of these audited financial statements.

SKY CENTURY INVESTMENT, INC.

STATEMENTS OF OPERATIONS

For the three months ended November 30, 2024 and 2023

(Unaudited)

	Three Months Ended November 30,
	2024	2023
Revenues
Sales	$-	$21,900
Total Revenues	-	21,900
Cost of Revenues	10,781	8,406
Gross Profit	$(10,781)	$13,494

Operating Expenses
General and Administrative Expense	$15,253	$15,000
Professional Fees	15,081	6,748
Total Operating Expenses	30,334	$21,748

Other Income (Expenses)
Interest Expense	(513)	-

Income (Loss) Before Income Taxes	$(41,628)	$(8,254)
Income Tax Expense	-	-
Net Income (Loss)	$(41,628)	$(8,254)

Net Loss Per Share - Basic and Diluted	$(0.00)	$(0.00)

Weighted Average Common Shares Outstanding - Basic and Diluted	220,638,720	220,638,720

The accompanying notes are an integral part of these audited financial statements.

SKY CENTURY INVESTMENT, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the three months ended November 30, 2024 and 2023

(Unaudited)

	Common stock		Preferred stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	No. of shares	Amount	No. of shares	Amount

Balance as of August 31, 2023	220,638,720	$220,639	5,000,000	$5,000	$382,251	$(732,546)	$(124,656)

Net Loss for the Period	-	-	-	-	-	(8,254)	(8,254)

Balance as of November 30, 2023	220,638,720	$220,639	5,000,000	$5,000	$382,251	$(740,800)	$(132,910)

Balance as of August 31, 2024	220,638,720	220,639	5,000,000	5,000	382,251	(805,466)	(197,576)

Net Loss for the Period	-	-	-	-	-	(41,628)	(41,628)

Balance as of November 30, 2024	220,638,720	$220,639	5,000,000	$5,000	$382,251	$(847,094)	$(239,204)

The accompanying notes are an integral part of these audited financial statements.

SKY CENTURY INVESTMENT, INC.

STATEMENTS OF CASH FLOWS

For the three months ended November 30, 2024 and 2023

(Unaudited)

	Three Months Ended November 30,
	2024	2023

OPERATING ACTIVITIES:
Net Income/Loss	$(41,628)	$(8,254)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operations:
Amortization	10,781	8,406
Changes in Operating Assets and Liabilities:
Prepaid Expenses	(1,890)	-
Accounts Payable and Accrued Liabilities	21,910	6,000
Deferred Income	-	(9,750)
Net Cash Used in Operating Activities	(10,827)	(3,598)

FINANCING ACTIVITIES:
Proceeds from Related Party Loan	$10,827	$15,748
Repayments on Related Party Loan	-	(12,150)
Net Cash Used in Financing Activities	10,827	3,598

Net Change in Cash and Cash Equivalents	-	-

Cash and Cash Equivalents, Beginning of Period	-	-

Cash and Cash Equivalents, End of Period	$-	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid for Income Taxes	$-	$-
Cash Paid for Interest	$-	$-

The accompanying notes are an integral part of these audited financial statements.

SKY CENTURY INVESTMENT, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Three months ended November 30, 2024 and 2023

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Sky Century Investment, Inc. (“SKYI” or the “Company”) was incorporated in the State of Nevada as a for-profit Company on May 4, 2012 and established a fiscal year end of August 31.  The Company has evolved in the direction of IT services recently.

The Company is in start-up stage and has incurred losses since inception.

NOTE 2 - GOING CONCERN

These financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

For the three months ended November 30, 2024, the Company has generated a net loss of $41,628 with an accumulated deficit of $847,094 as of that date. The continuation of the Company is dependent upon the continuing financial support of its shareholders. Management believes this funding will continue, and is also actively seeking new investors. Management will provide the additional cash to meet the Company’s obligations as they become due. However, there is no assurance that the Company will be successful in securing sufficient funds to sustain the operations.

These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification.

NOTE 3 - SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

The Company’s year-end is August 31.

Use of Estimates and Assumptions

In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses during the period reported. Actual results may differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Income Taxes

The Company adopted the provisions of paragraph 740-10-25-13 of the Financial Accounting Standards Board (“FASB’) Accounting Standards Codification (“ASC”). Paragraph 740-10-25-13 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of paragraph 740-10-25-13.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

Net Loss per Share

The Company calculates net loss per share in accordance with ASC Topic 260, “Earnings per Share.” Basic loss per share is computed by dividing the net income by the weighted-average number of common shares outstanding during the period. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

There were no potentially outstanding dilutive shares for the three months ended November 30, 2024 and the year ended August 31, 2024.

Intangible Assets

The Company follows the provisions of ASC 985, “Software”, which requires that all costs relating to the purchase or internal development and production of software products to be sold, leased or otherwise marketed, be expensed in the period incurred unless the requirements for technological feasibility have been established. The Company capitalizes all eligible software costs incurred once technological feasibility is established.

In November 2022 and August 2024, the Company acquired databases for $100,875 and $28,500, respectively. As of November 30, 2024 and August 31, 2024, the total amount of intangible assets comprised of databases was $129,375 and $129,375, respectively. The databases will be amortized on a straight-line basis over the three years. As of November 30, 2024 and August 31, 2024, accumulated amortization of intangible assets was $70,672 and $59,891, respectively.

Prepaid Expenses

Prepaid expenses are amounts paid to secure the use of assets or the receipt of services at a future date or continuously over one or more future periods. When the prepaid expenses are eventually consumed, they are charged to expense.

As of November 30, 2024 and August 31, 2024, the amount of prepaid expenses was $27,790 and $25,900, respectively.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.

The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and has adopted paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 of the FASB Accounting Standards Codification establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, paragraph 820-10-35-37 of the FASB Accounting Standards Codification establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

The three (3) levels of fair value hierarchy defined by paragraph 820-10-35-37 of the FASB Accounting Standards Codification are described below:

Level 1Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as accounts payable and accrued expenses, approximate their fair values because of the short maturity of these instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as about the requisite conditions of competitive, free-market dealings may not exist. Representations transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Update (ASU) 2014-09, Revenue from contracts with customers (Topic 606). Revenue is recognized when a customer obtains control of promised goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the considerations that the Company expects to receive in exchange for those goods or services.

Our primary revenue streams are:

•RSS Feeds: The Company offers the sale of RSS feeds designed to meet the diverse needs of customers in the cannabis news industry. These feeds include a variety of cannabis-related news and information, including news updates, market analyses, industry trends, and regulatory changes. The Company generates and sells a file that contains links to the RSS Feeds where the customer receives the information and use it on its own.

•Podcasts: In addition to selling RSS feeds, the Company generates the file by providing links to access various podcasts that delve into different aspects of the cannabis industry. The company does not produce the podcasts themselves. In these podcasts, customers can find discussions, interviews with industry leaders, expert opinions, and analyses of key trends and events shaping the cannabis landscape. The Company generates and sells a file that contains links to podcasts where the customer receives the information and use it on its own.

•IT services: The Company provides IT services focusing on server leasing and technical support. Our server leasing solutions are designed to meet the diverse needs of businesses, offering scalable options to ensure optimal performance and reliability. Our technical support services provide clients with assistance in managing and maintaining their server infrastructure, ensuring that systems operate efficiently and securely. Through the leasing service, customers gain access to servers tailored to their business needs, including various configurations based on performance, storage capacity, and scalability. Through technical support, the customers receive support documentation that details the setup process, usage guidelines, and maintenance protocols.

The Company recognizes revenue in accordance with ASC 606 using the following 5-step process:

Step 1: Identify the Contract

The Company identifies contracts through the agreement and invoices issued to customers that specify the services to be provided.

Step 2: Identify Performance Obligations

The Company identifies the following primary performance obligations in our typical contracts:

•sending a file containing links to RSS feeds or Podcasts;

•access to servers or sending support technical documentation

Step 3: Determine Transaction Price

The transaction price is the amount of consideration we expect to receive in exchange for transferring promised goods or services. In our case, this includes fixed fees specified in the agreement and invoices.

Step 4: Allocate Transaction Price

The Company allocates the transaction price to each performance obligation based on their relative standalone selling prices.

Step 5: Recognize Revenue

The Company recognizes revenue when (or as) we satisfy performance obligations by transferring control of promised goods or services to customers:

•RSS Feeds: Revenue is recognized when a customer obtains control of promised goods or services. This usually coincides with the issuance of an invoice. However, on a case-by-case basis, as an exception, the parties may mutually agree on specific dates for the provision of services that do not coincide with the date of the contract.

•Podcasts: Revenue is recognized when a customer obtains control of promised goods or services. This usually coincides with the issuance of an invoice.

•IT services: Revenue is typically recognized over time as the service is provided.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Generally, the Company’s performance obligations are transferred to customers at a point in time, typically upon delivery.

Adoption of New Accounting Standards

In November 2023, the FASB issued Accounting Standard Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires disclosure of incremental segment information on an annual and interim basis. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and requires retrospective application to all prior periods presented in the financial statements. The Company adopted the guidance for the fiscal year ended August 31, 2024. Adopting this new standard resulted in additional disclosure within the Company’s Consolidated Financial Statements, see Note 4 - Segment Reporting.

Recent Accounting Pronouncements Issued but Not Yet Adopted

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying financial statements.

NOTE 4 - SEGMENT REPORTING

The following table presents the Company’s revenue disaggregated based on revenue source for the years ended November 30, 2024 and 2023:

	Three months ended November 30,
	2024	2023
IT Services	$-	$9,750
RSS Feeds	-	12,150
Total Revenue	$-	$21,900

NOTE 5 - STOCKHOLDERS’ DEFICIT

Common Stock

The Company is authorized to issue an aggregate of 500,000,000 common shares with a par value of $0.001 per share.

As of August 31, 2021, the Company had a total of 110,022,572 shares of its common stock issued and outstanding.

On September 4, 2021, the Company converted debt to Zhang Yu in the amount of $75,000 into 15,000,000 common shares at the conversion price of $0.005.

On September 4, 2021, the Company converted debt to Zhang Yu in the amount of $24,537 into 4,907,400 common shares at the conversion price of $0.005.

On June 17, 2022, the Board of Directors of the Company has authorized the issuance of 5,000,000 preferred stock in exchange for 5,000,000 restricted common stock.

On July 1, 2022, the Company converted salary debt to Nataliia Petranetska in the amount of $65,000 for the period from December 1, 2020, to December 31, 2021, into 15,116,279 common restricted shares at the conversion price of $0.0043.

On November 1, 2022, the Company converted notes payable to Khamijon Alimzhanov in the amount of $74,000 into 21,142,857 common restricted shares at the conversion price of $0.0035.

On December 12, 2022, the Company converted salary debt to Khamijon Alimzhanov in the amount of $65,000 for the period from December 1, 2020, to December 31, 2021, into 15,116,279 common restricted shares at the conversion price of $0.0043.

On January 5, 2023, the Company converted salary debt to Khamijon Alimzhanov in the amount of $60,000 for the period from January 1, 2022, to December 31, 2022, into 13,333,333 common restricted shares at the conversion price of $0.0045.

On May 1, 2023, the Company converted debt to ITEQ Logic Ltd. in the amount of $52,500 into 15,000,000 common shares at the conversion price of $0.0035.

On May 1, 2023, the Company converted debt to Marketbiz Limited in the amount of $56,000 into 16,000,000 common shares at the conversion price of $0.0035.

As of November 30, 2024, the Company had a total of 220,638,720 shares of its common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue an aggregate of 30,000,000 preferred shares with a par value of $0.001 per share.

On June 15, 2022 the Board of Directors of Sky Century Investment has authorized the issuance of 5,000,000 preferred stock with 15 votes each to Yan Tie Ying in exchange for 5,000,000 restricted common stock.

As of November 30, 2024, the Company had a total of 5,000,000 shares of its preferred stock issued and outstanding.

Stock Options

As of November 30, 2024, the Company has not granted any stock options and has not recorded any stock-based compensation.

NOTE 6 - RELATED PARTY TRANSACTIONS

As of November 30, 2024 and August 31, 2024, the amount due to a related party was $114,890 and $104,063, respectively. This amount represented advances made by a director, Nataliia Petranetska, to the Company for its working capital purposes. These advances were unsecured, interest free and with no fixed terms of repayment.

As of November 30, 2024 and August 31, 2024, the payroll liabilities to director were $175,000 and $160,000, respectively.

On July 1, 2022 the Company authorized to issue 30,232,558 shares of Common stock for the cancelation of $130,000 Company debt. $65,000 was converted to equity in November 2022 and $65,000 was converted to equity in December 2022.

On November 23, 2022, the Company converted salary debt to Nataliia Petranetska in the amount of $65,000 for the period from December 1, 2020, to December 31, 2021, into 15,116,279 common restricted shares at the conversion price of $0.0043.

On December 12, 2022, the Company converted salary debt to Khamijon Alimzhanov in the amount of $65,000 for the period from December 1, 2020, to December 31, 2021, into 15,116,279 common restricted shares at the conversion price of $0.0043.

On January 5, 2023, the Company authorized to issue 13,333,333 shares of Common stock for the cancelation of $60,000 Company debt. $60,000 was converted to equity in January 2023.

NOTE 7 - THIRD PARTY TRANSACTIONS

On September 4, 2020 Sky Century Investment, Inc. entered into Loan Assignment Agreement (“Agreement”) with Zhang Yu and Xiaoying Lei. Terms of the Agreement indicated that Xiaoying Lei assigned the loan of $99,537 that he provided to the Company to Zhang Yu. A conversion clause was added to the loan making it convertible into common shares of the Company at a 70%-discount to the market price at the time of conversion the day after the Note becomes due, or at fixed price of $0.005 per share. As of November 30, 2024, $99,537 was converted to equity.

On November 1, 2022 the Promissory Note was issued and signed by and between Sky Century Investment, Inc and Cannabis News LLC in addition to the Asset Purchase Agreement dated February 29, 2020. The Promissory Note was issued to pay off the Company's debt in shares. Sky Century Investment, Inc. agreed to transfer to Cannabis News LLC a cumulative total of 21,142,857 common shares per value $0.0035 per share in exchange for the Company`s debt of Seventy-Four Thousand U.S. Dollars ($74,000). The shares will be delivered to Cannabis News LLC within 60 days following the execution of the agreement. As of November 30, 2024, $74,000 was converted to equity.

On November 14, 2022 the Data Purchase Agreement were signed by Sky Century Investment, Inc. and ITEQ Logic Ltd. On December 1, 2022 the Amendment to Data Purchase Agreement and the Promissory Note were issued. The total amount under the Promissory note is $100,875. As of November 30, 2024, $52,500 was converted to equity.

On December 2, 2021 the Agreement were signed by Sky Century Investment, Inc. and Marketbiz Limited.  On January 2, 2023 the Amendment to the Agreement and the Promissory Note were issued. The total amount under the Promissory Note is $109,760. As of November 30, 2024, $56,000 was converted to equity.

On July 22, 2024 the RRS Purchase Agreement were signed between Sky Century Investment, Inc. and ITEQ Logic Ltd., and the Promissory Note was issued. The total amount under the Promissory note is $28,500, with an annual interest rate of 5% starting from the date of issuance. As of November 30, 2024, the debt was not converted.

NOTE 8 - INCOME TAXES

The Company adopted the provisions of uncertain tax positions as addressed in ASC 740 “Income Taxes” (“ASC 740”). As a result of the implementation of ASC 740, the Company recognized no increase in the liability for unrecognized tax benefits. As of November 30, 2024, the Company had net operating loss carry forwards of approximately $847,094 that may be available to reduce future years’ taxable income in varying amounts through 2039. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The valuation allowance as of November 30, 2024, was approximately $177,890. The net change in valuation allowance during the three months ended November 30, 2024, was $(8,742). In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of November 30, 2024. All tax years since inception remain open for examination by taxing authorities.

For the three months ended November 30, 2024 and the year ended August 31, 2024, the provision for Federal income tax consists of the following:

	November 30, 2024	August 31, 2024
Non-current deferred tax assets:
Net operating loss carry forward	$(847,094)	$(805,466)
Total deferred tax assets	(177,890)	(169,148)
Valuation allowance	177,890	169,148
Net deferred tax assets	$-	$-

The actual tax benefit at the expected rate of 21% differs from the expected tax benefit for the three months ended November 30, 2024 and the year ended August 31, 2024, as follows:

	November 30, 2024	August 31, 2023
Computed “expected” tax expense (benefit)	$(847,094)	$(805,466)
Change in valuation allowance	(8,742)	(15,313)
Actual tax expense (benefit)	$-	$-

The related deferred tax benefit on the above unutilized tax losses has a full valuation allowance not recognized against it as there is no certainty of its realization. Management has evaluated tax positions in accordance with ASC 740 and has not identified any significant tax positions, other than those disclosed.

NOTE 9 - SUBSEQUENT EVENTS

In accordance with ASC 855-10 the Company has analyzed its operations subsequent to November 30, 2024 through the date the financial statements were issued and has determined that it does not have any material subsequent events to disclose in these financial statements other than those described below.

On December 22, 2024, the Company converted debt to ITEQ Logic Ltd. in the amount of $29,095 into 2,909,500 common shares at the conversion price of $0.01.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

On January 10, 2024, the Board of Directors of the Company approved the dismissal of MAINOR AUDIT JA PARTNERID OÜ as the Company’s independent registered public accounting firm, effective immediately. There were no disagreements between the Company and MAINOR AUDIT JA PARTNERID OÜ, as defined in Item 304(a)(1)(iv) of Regulation S-K, regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

As required by Item 304(a)(3) of Regulation S-K, we have provided MAINOR AUDIT JA PARTNERID OÜ with a copy of this Amendment and requested that they furnish us with a letter addressed to the Securities and Exchange Commission, stating whether they agree with the statements made by us and, if not, specifying the respects in which they do not agree. A copy of this letter, dated March 12, 2025, is attached as Exhibit 16.1 hereto.

Effective October 8, 2024, the Board of Directors approved the appointment of Boladale Lawal & CO as the Company’s new independent registered public accounting firm, effective immediately. Boladale Lawal & CO was engaged to audit the Company’s financial statements, including the balance sheets as of August 31, 2024, and August 31, 2023, as well as the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the fiscal year ended August 31, 2024, along with the accompanying notes to the financial statements.

During the Company’s fiscal years ended August 31, 2024, and August 31, 2023, neither the Company nor anyone on its behalf consulted with Boladale Lawal & CO regarding: (i) the application of accounting principles to a specified transaction, whether completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, nor was any written report or oral advice provided by Boladale Lawal & CO that was an important factor considered by the Company in reaching a decision regarding any accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a "disagreement" (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a "reportable event" (as defined in Item 304(a)(1)(v) of Regulation S-K).

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

3.1*	Certificate of Incorporation, as amended

3.2*	By-laws, as amended

10.1*	Asset Purchase Agreement with Cannabis News LLC dated February 29, 2020.

10.2*	Promissory Note with Cannabis News LLC dated February 29, 2020.

10.3*	Data Purchase Agreement with ITEQ Logic Ltd. dated November 14, 2022.

10.4*	Amendment to the Data Purchase Agreement with ITEQ Logic Ltd. dated December 1, 2022.

10.5*	Promissory Note with ITEQ Logic Ltd. dated December 1, 2022.

10.6*	Software Lease Agreement with Markebitz Limited dated December 2, 2021.

10.7*	Amendment to the Software Lease Agreement with Markebitz Limited dated January 2, 2023.

10.8*	Promissory Note with Markebitz Limited January 2, 2023.

Exhibit No.	Description

10.9*	Employment Agreement with Nataliia Petranetska dated July 30, 2020.

10.10*	Compensation Agreement with Nataliia Petranetska dated December 1, 2020.

10.11	Loan Agreement dated May 27, 2021

10.12	Amendment to Loan Agreement dated August 15, 2024

16.1	Letter, dated March 12, 2025, from MAINOR AUDIT JA PARTNERID OÜ to the Securities and Exchange Commission

23.1	Consent of Independent Auditor

* The Exhibits were originally filed on January 14, 2025.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 13, 2025	By: /s/ Nataliia Petranetska
Nataliia Petranetska
President, Director, Treasurer & Chief Executive Officer